Exhibit 99.2

On May 10, 2007, The Interpublic Group of Companies, Inc. held a conference call. A copy of the transcript of the call follows:

INTERPUBLIC CALL PARTICIPANTS

Michael Roth

Chairman of the Board and Chief Executive Officer

Frank Mergenthaler

Executive Vice President and Chief Financial Officer

Jerry Leshne

Senior Vice President, Investor Relations

ANALYST CALL PARTICIPANTS

Alexia Quadrani

Bear, Stearns & Company

John Janedis

Wachovia Securities

Fred Searby

JPMorgan Chase & Company

Paul Ginocchio

Deutsche Bank Securities

Craig Huber

Lehman Brothers

Brian Shipman

UBS

William Bird

Citigroup

Karl Choi

Merrill Lynch

Troy Mastin

William Blair & Company

Steven Barlow

Prudential Equity Group

CALL TRANSCRIPT

COMPANY PRESENTATION AND REMARKS

Jerry Leshne, Senior Vice President, Investor Relations

Good morning. Thank you for joining us.

We have posted our earnings release and our slide presentation on our website, interpublic.com, and will refer to both in the course of this call. This morning, we're joined by Michael Roth and Frank Mergenthaler. We will begin with prepared remarks to be followed by Q&A. We plan to conclude before market open at 9:30 a.m. Eastern time.

During this call we will refer to forward-looking statements about our company, which are subject to uncertainties in the cautionary statement included in our earnings release and in the slide presentation and further detailed in our 10-K and other filings with the SEC.

At this point, it is my pleasure to turn things over to Michael Roth.

Michael Roth , Chairman of the Board and Chief Executive Officer

Thank you, Jerry, and thank you all for joining us this morning as we review our first quarter results.

I'd like to begin with some brief general remarks, after which Frank will take us through the specifics of our financial performance. Then I'll return after his presentation with some closing comments before we open up the lines for Q&A.

The first thing I'd like to address is revenue since it's critical to our turnaround efforts.

During 2006 we reversed a multi-year organic revenue decline and put the company back on a positive organic trajectory. This was a significant accomplishment and it came about as a result of actions that we've been focused on for some time.

First and most important, we've been focused on attracting and developing talent. This is an area in which we've been very successful over the last 18 to 24 months. As significant, we were not shy about taking a hard look at our portfolio of offerings and the strategic alignment of our capabilities so as to ensure that we can meet the needs of our clients.

In light of all this hard work, it's gratifying to see that the company began to build on last year's progress on the top line. Organic growth for the first quarter was 1.6%, led by the Worldgroup along with our marketing service assets and a number of our integrated U.S. independent agencies. Domestically, organic revenue growth was 4.2% in the quarter.

We continue to perform well in the new business arena and believe that our pipeline is competitive and that we'll be included in the preponderance of reviews that are taking place in the market place.

Organic revenue performance this quarter was consistent with our operating plan. That plan calls for us to increase the rate of improvement in organic growth over the balance of 2007, since one of the primary turnaround goals we set last year is to deliver competitive organic growth.

In order to meet our growth targets, we have to deliver on the demand in the market place. We must harness the wide range of communication tools that now exist and that allow us to reach consumers anywhere, anytime and in increasingly measurable ways.

Essentially, the conversations we are having with senior client management all come down to three things. They want us to provide integrated solutions, they want to get their arms around the many different channel choices that are out there and they want greater accountability in their marketing programs.

I'm pleased to say that the investments we've made to address these key trends are beginning to pay out.

The growth we're seeing is led by domestic advertising, marketing services, media and digital — areas which have been significantly upgraded in terms of leadership over the past couple of years.

Our new approach to media and our focus on channel planning have played a part in recent wins and initiatives and are helping Universal McCann grow its business with existing clients. We also continue to see very positive momentum at R/GA and among our other offerings in the digital space, such as MRM. Organic growth was strong at CMG, where Weber Shandwick, GolinHarris and FutureBrand led the way in the first quarter.

Draftfcb’s accountable agency model has been behind a strong new business performance of late. And the integrated offerings at our U.S. independents, notably Martin, Hill Holiday, Deutsche, Campbell-Ewald and Mullen, drove major wins in late 2006 and during the first three months of this year.

Our commitment to breaking down silos is leading to greater collaboration across our agencies.

Our progress in creating offerings that are responsive to clients and in growing revenue has been the result of significant culture change. Meeting our goals when it comes to profitability is also about shaking up the culture that has been slow to change.

We took the first cut at this when we addressed our control environment. We've since taken on professional fees. As you can see from this quarter's results, we continue to have success in bringing these down dramatically. They were a key driver in helping to narrow our net loss compared to the first quarter of 2006.

Going forward, we must aggressively address staff costs. This quarter, the picture was somewhat complicated due to the timing of some long-term equity grants and the accounting for a one-time performance-based program. These are further indications that we are keeping our pledge to move to more long-term equity-based incentive programs. Our plan calls for lower cash incentives at target compared to last year's payments. For the full year 2007, we still see the staff cost metric trending downward to a normalized number below our current run rate.

The investments we've made in people to support high growth capabilities and to upgrade certain of our offerings have been vital to reigniting organic revenue increases. But revenue increases at first quarter levels coupled with cuts in office and general won't be enough to get us where we want to be by the end of 2008. Our entire organization is aware of the need to intensify progress on salaries and related, and we are managing accordingly.

This, therefore, is a logical point for me to hand things over to Frank, and I will come back to you after his presentation.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer

Good morning, everyone. As always, my remarks track to the presentation that is available on our website that accompanies the webcast of this call.

On Slide 2 we call out some key high level observations related to the quarter.

We achieved reported revenue growth of 2.4% and an organic increase of 1.6%. Operating expenses were essentially flat. This allowed us to reduce our Q1 operating loss by $35 million compared to a year ago.

As most of you are aware, the first quarter is historically our weakest due to the seasonality of our business.

Earnings per share improved to a loss of $0.29 this year from a loss of $0.43 in 2006.

On Slide 3, our P&L for the first quarter. I’ll cover revenue and expense trends in some detail shortly.

Of note here, I’d call out net interest expense, which increased by $6 million, mainly due to the amortization of warrant and deal expenses from the ELF transaction in June 2006.

Our tax rate continues to be adversely affected by our inability to recognize the full tax benefit for losses in certain international jurisdictions. The tax benefit in the quarter was $26 million, compared to $9 million a year ago.

Higher average shares outstanding compared to last year chiefly reflect the conversion of our Series A preferred shares to common stock in December of 2006. And as I called out earlier, the resulting net loss to common stockholder improved by $0.14 compared to a year ago.

On Slide 4 we provide additional detail and the changes in revenue.

Reported revenue in the quarter was $1.36 billion. Compared to Q1 2006, exchange rates had a positive impact of 2.4% and net dispositions were a negative 1.6%. The result was organic revenue growth of 1.6%, attributable to higher revenue from existing clients and from client wins last year.

The lower half of the slide shows segment performance. The organic revenue increase was 1% at IAN and 4.4% at CMG.

At our Integrated Agency Networks segment, domestic advertising and our immediate businesses had solid organic growth. Revenue declined in Europe at Draftfcb and Lowe.

CMG's performance was led by double-digit organic revenue increases in PR led by Weber Shandwick and GolinHarris, and in our brand consultancy business, FutureBrand. Revenue in our events business declined from Q1 '06, as a year ago we had both the Commonwealth Games and a major product launch here in the U.S. Neither of these are annual events, and they did not recur in this year's first quarter.

Slide 5 provides a regional revenue breakdown.

In the U.S., revenue increased 4.2% organically. This was a result of a strong domestic quarter by the Worldgroup, the independents and across the board in our public relations businesses.

In the U.K., revenue increased 4.2% organically as well as a result of new client wins and higher client spending.

In continental Europe, revenue declined 5.9% organically due to lower client spending, principally at Draftfcb and Lowe.

In Latin America, we had a slight organic revenue decline, which we believe is attributable to the timing differences of client spend.

In Asia Pacific, the organic decline of 4.7% was due to revenue in our events business from an engagement that did not repeat, which I mentioned a minute ago, as well as the change in the timing of client spending relative to last year.

On Slide 6, we move to a closer look at operating expenses.

Salaries and related expense were $989 million, compared with $951 million in 2006. Organically, the increase was 2.8%, or $27 million.

The increase is due to a number of factors.

First, we have made investments to continue to drive revenue growth in public relations as well as at our digital, direct and media businesses.

Second, we had higher expense accruals for our equity-based compensation programs. Total equity-based compensation expense increased by $13 million compared to Q1 '06. The increase reflects expenses related to a long-term performance-based grant made in June 2006, which were not outstanding the first quarter of 2006. We also began to accrue expense related to a one-time long-term performance-based grant issued in 2006.

Our quarterly accrual for annual cash bonus increased due to improved performance projections compared to a year ago. For the full year, assuming we achieve our operating targets, our annual cash incentive payment will be down from 2006 payouts. We are incentivizing our people to a greater extent with long-term equity grants.

Office and general expenses were $495 million in the first quarter, compared to $536 million a year ago, a decrease of $40 million, or nearly 8% organically. As we continue to reduce our dependence on outside professionals, especially in the areas of accounting and financial controls, we drove $37 million in professional fees out of our business.

On Slide 7, we show cash flow for the quarter.

Cash flow from operations was a use of $383 million, compared to a use of $528 million a year ago, a $145 million improvement. We typically experience cash outflow in the first quarter due to the seasonality of our work. The improvement in this area year-on-year is due to a stronger operating performance and the stability of our media business, one of the areas in which we have significantly invested in new talent over the past 18 months.

On the highlighted line, you see that working capital consumed $283 million of cash in the quarter, well below last year's $393 million.

D&A was $70 million. Depreciation was $43 million, amortization of restricted stock and other non-cash compensation was $20 million, and amortization of interest expense was $8 million.

On Slide 8 you see the current portions of our balance sheet as of March 31, '07 and '06 as well as at year-end 2006.

We ended Q1 with $1.5 billion in cash and short-term marketable securities. Those are the areas highlighted in yellow.

Under current liabilities, our $400 million 4.5% convertible notes are now classified as short-term. As we have discussed previously, this reflects the option of noteholders to put the debt to us on March 15, 2008.

Our debt maturity schedule is presented on Slide 9.

Total debt at quarter end was $2.3 billion. This schedule is essentially unchanged from our fourth quarter conference call.

Moving on to Slide 10, some key takeaways from our first quarter.

Overall performance was consistent with our operating plan. That's to say that Q1 came in as we expected. Michael mentioned this in his remarks, and it's important to note that the 2007 plan was built with an eye to meeting our turnaround objectives by the end of next year.

That said, it also bears repeating that our outlook for the full-year 2007 is for a higher rate of organic revenue growth than we saw this quarter.

Our full-year plan also call for leverage on salaries and related expenses and further emphasis on addressing reduction in professional fees. Our entire cost structure remains a key priority for the balance of this year.

Over the past 12 months, we have been divesting non-core and underperforming businesses, which should help improve our performance going forward. We've also been building back-office capabilities to make us more efficient in non-revenue supporting functions.

We must remain focused on key initiatives to drive margin improvement. We are moving forward with improvements to cost accounting and more granular analysis and control over profitability.

As important as all of the initiatives and tools we are putting in place to improve margins is the fact we're making headway in shifting the focus of our operating unit CFOs and their staffs from historical accounting to the day-to-day running of their businesses. That is what is required for us to enforce basic discipline within our organization and effectively get after costs.

With that, let me turn it back to Michael.

Mr. Roth

Thank you, Frank.

As we look forward, it goes without saying that our industry is going through a significant transformation.

It's happening very quickly and it's being driven by technology and related changes in consumer behavior. From the web to mobile to new applications that we can barely conceive of, the number of communication platforms and channels that are being created is staggering.

There have never been as many tools for reaching people on an individual level and potentially measuring the nature of those interactions. But it's also never been harder to break through and engage with the consumer. Clients need our help navigating all of this complexity, so the opportunity is significant.

You've heard Frank and I discuss these changes in past calls and in presentations at financial conferences. We will continue to stay focused on making the necessary moves to capitalize on new media and marketing accountability.

Let me give you a quick update on some recent developments on this front.

First, our new aligned media model is making headway, and the performance of both our media companies was strong this past quarter. The integration of Draftfcb is moving along, and their commitment to programs that are both creative and accountable is what's been driving their recent winning streak in new business.

When it comes to digital, the work being done at our Emerging Media Lab is noteworthy. Just last week we announced that we have become the first holding company to enter into a partnership with Joost and that ten major clients had agreed to be involved in our trials with this exciting new venture. During the first quarter, we also entered into a number of agreements with TiVo so that our agencies and their clients can have access to proprietary intelligence about hot topics such as ad avoidance and consumer second-to-second TV viewing habits.

Most important of all, we announced the acquisition of Reprise Media. Reprise is a best-in-class search marketing and optimization provider that will give all of our agencies access to top-notch thinking and tools in this absolutely vital capability. Auction-based approaches to media will become more important in the marketplace. They provide greater efficiency, but above all, they meet two of the criteria that I mentioned earlier as essential to success: the precise targeting of consumers and a high degree of accountability. We're pleased to report that the level of interest in Reprise from our companies has been tremendous, and they've already begun to win business with existing Interpublic clients.

While the growth of digital in the U.S. is impressive, it's even more pronounced in emerging economies such as China and Latin America. Many less-developed markets are skipping from the old media model directly to the forefront of digital interactivity. Cell and satellite usage, gaming and internet growth across much of Asia is off the charts. Search expertise may have its roots here, but it's so vital that it is spreading quickly around the globe. And the kind of strategic media thinking that originally came out of the U.K. is morphing into full-scale communications planning, which is as likely to come up in a conversation with a client or in a new business pitch in any of the BRIC markets as it is here or in Europe.

We have excellent assets in India and we're moving to take those relationships to the next level. We've already taken steps to strengthen our presence in Brazil. These are both growth markets in which Lowe has outstanding offerings. In China, Worldgroup is our strongest asset and we will be pursuing additional opportunities to grow our business there. When I visited our operations recently, it was clear that we have to create greater opportunity for all of our brands there. We must also determine the best strategy for winning the talent war in China, because this will be vital to our long-term success.

In conclusion, we're pleased with where we see our professional offerings at, especially given the degree of improvement that's been necessary in some areas. In key areas, we're making investments in people and strategic acquisitions so as to add high-growth capabilities. We are increasingly competitive in the marketplace, and we believe that it will be evident in our organic revenue performance over time.

Costs are coming out of the business due to the investments we made to tackle a complex organization and remediate the control environment. Salary costs continue to remain a major focus.

We've made great strides and laid out a solid foundation for our turnaround. We have to keep delivering against our plan, which would have us show progress in both organic revenue performance and operating margins in the coming quarters. Execution is vital, because by delivering on the 2007 operating plan as we have in the first quarter, we will remain on track to meet the turnaround goals for 2008 that we have committed to delivering.

At this point, I'd like to open up the floor to questions.

QUESTIONS AND ANSWERS

Operator

Thank you. . . . One moment for the first question. Alexia Quadrani of Bear Stearns, you may ask your question.

Alexia Quadrani, Analyst, Bear, Stearns & Company

Thank you. A couple of questions.

First, on the weakness in Europe and continental Europe specifically, you mentioned Draftfcb and Lowe were really the main cause of it. Should we assume then that McCann and the other agencies in general are showing positive growth in that market place?

Mr. Roth

Yes, thank you, Alexia, the answer to that is yes. And the other thing to point out is that our base there is relatively small, so it doesn't take much for us to show a reduction just by one or two clients reducing their spend and in fact, that's what we've experienced.

Ms. Quadrani

And then on the SG&A expense, I think did you give part of the -- you quantified part of the reason for the pickup in the quarter with the $13 million. If you were to also add in the performance-based program, I guess, what is the total one-time sort of expense that we see in the SG&A line in Q1 that won't be repeated in Q2?

Mr. Mergenthaler

The salary line is — it's Frank, Alexia — the salary line on an organic basis is up $26 million. Of that $26 million, roughly 17 relates to incentives. Of the incentives, the equity component is approximately $13 million and the rest is base salaries. So from a recurring basis, we will continue to have equity-based incentive amortization. We do have about a $4 or $5 million one-time catch up for the one-time equity award we granted in '06 that we started to commence accruing in Q1 '07.

Ms. Quadrani

And just a last question. On the new business wins, at least in the news we've seen it, a nice pickup in the wins that you've seen, I think the end of last year and also the beginning of this year, particularly in Q1. But you guys obviously have a better perspective because you see a lot of the wins that we don't pick up in the trade. Would you say that there was a meaningful acceleration in the last three to six months that should impact revenue a bit, you know, have a stronger impact to revenue later this year than — similar to what we're seeing in the trades — or would you say that's consistent?

Mr. Roth

Certainly, we're pleased with the new business wins that we've had. As you know, we picked up Saturn, K-Mart, Sony, on the media side, in Australia with Universal McCann, Weight Watchers, Prevacid, BCG at Lowe. So, obviously, we're pleased with that and the pipeline continues to be solid. Both Frank and my comments indicated that the first quarter is exactly that, the first quarter. And our expectations are that for rest of the year we will show continued improvement on the organic side, and therefore, it's as a result of pipeline and our new business wins and our existing clients.

Ms. Quadrani

And the lag is typically three months from when we see a win to when it comes on board?

Mr. Roth

It varies, obviously, but one of the things you see is we do have some expenses as a result of new business. I think we refer to the fact on the PR side in WeberShandwick, for example, we've added some people to support some new business wins there. So you will start seeing revenue throughout the rest of the year as a result of that.

Ms. Quadrani

Thank you.

Mr. Roth

Thank you.

Operator

John Janedis of Wachovia, you may ask your question.

John Janedis, Analyst, Wachovia Securities

Thank you. Good morning.

Mr. Roth

Good morning.

Mr. Janedis

Guys, the industry seems like more business is up for review than usual with increased CMO turnover. And clearly, as you mentioned, you're being invited into more pitches versus a year ago. I'm just wondering, do you think this is increasing your cost of doing business and potentially impacting long-term margin potential?

Mr. Roth

That's a great question, John, and yes, every time I look at the life tenure of a CMO, I see it coming down. I don't think there is a correlation to the CEOs of holding companies, though, but I look at it carefully.

You know, I think pitches are part of our business. We have it built into our margins, it's part of what we do. Frankly, we know how to do it. The trick here is that we hope we can get to a point where, you know, we don't have three or four of our agencies competing for the same business. We want to put our best foot forward so what we try to do is make sure we're giving that the best shot we have. It's nice to have multiple agencies pitching new business, but it is not the most cost-effective way of doing it, so we look at that.

But I think it's part of our business, so I don't think you're going to see a major erosion in our margins as a result of that. I think it's encouraging to see us being invited into the new business pitches. That's a good thing, and I think it basically adds to the assumption we're making that our offerings are more competitive, which is good.

But, you know, I think that's the nature of our business. So fortunately, we haven't seen any of our big clients involved in that so we'll be with the rest of the industry competing for whatever's out there.

Mr. Janedis

Ok, thanks.

And just, Frank, quickly on the salary line, should I interpret the comments you guys made to mean that at some point this year, that that number turns negative organically year-over-year or just trends down from that growth rate in Q1?

Mr. Mergenthaler

I'm not following your question, John.

Mr. Janedis

So meaning, I think salaries were up something like 7.5% in the first quarter. So as you look out to the rest of the year, I think what Michael may have said was that that number will moderate. And I just was trying to figure out if that number turns negative at some point or if it just trends closer towards zero, basically?

Mr. Mergenthaler

The staff cost ratio — which is made of the two variables, salary and related and revenues — we expect the staff cost ratio to trend down as the year goes on. In other words, getting more leverage out of our existing salary base.

Mr. Janedis

Okay, all right, thank you.

Mr. Mergenthaler

Thank you, John.

Operator

Fred Searby of JPMorgan, you may ask your question.

Fred Searby, Analyst, JPMorgan Chase & Company

Yes, thanks. A couple of quick questions.

One is, should we think of the $37 million reduction in professional fees as sustainable kind of on a quarterly basis throughout the year — so use that as kind of a run rate?

And then secondly, the acceleration in organic growth: if you could just give us some more color. Do you think it's just some of the net new business wins hitting or is it the one off kind of factors you cited in continental Europe and Asia or just a generalized pickup in existing client spend in the market? Thanks.

Mr. Roth

Well let me address the revenue piece, and then Frank will talk about the professional fees.

We think it's going to happen throughout the year gradually as we come to the fourth quarter. It's not just a new business wins, it's the existing client spends as well. We spend a lot of time focusing on our existing clients and making sure we're bringing all of the new offerings to them. So it's going to be a combination of that. Obviously, we have a pipeline of some new business wins which will be kicking in as we go through the year, but our focus on existing clients is always present. So I think you’ll see it gradually throughout the year.

Mr. Mergenthaler

Fred, from the professional fees side, we've commented that, you know, we were at a high of 5, 5.5% of our revenue in '05. That came down to roughly 4% in '06. We thought an appropriate run rate was 3%. We believe that's reasonable, or maybe just shy of 3% for the year. Remember though, for '07, this is the year we need to become Sarbanes-Oxley compliant. There'll be some cost to that, but I think we're ahead of pace with respect to the progress we've made in pushing the professional service providers out.

Mr. Roth

And to answer your question, we expect to be compliant with Sarbanes-Oxley by the end of the year.

Mr. Searby

Okay, thank you.

Mr. Roth

You're welcome.

Operator

Paul Ginocchio of Deutsche Bank, you may ask your question.

Paul Ginocchio, Analyst, Deutsche Bank Securities

Thank you. Just two questions about revenue.

Any way to sort of quantify the event marketing or event business in the first quarter in Asia, how much that hurt you, because it was, I guess, a one-time event a year ago?

And then second, I know you don't like to talk about your individual clients, but any way to size for Microsoft's spend on Windows Vista? How much that benefited you in the first quarter? Thanks.

Mr. Roth

Well the answer to that is we don't give that out, but, obviously, we were actively involved. It was a great launch. The client was pleased, we were pleased. So it had an impact. And we, obviously, Microsoft is a very important client to us. One in that particular space and the growing relationship we have with them through Worldgroup is terrific. They’re using full disciplines, and that’s what we like to see. We won’t comment on the specifics, but it was an exciting launch and we were – it was a fully integrated offering which is what we like to see as well — using all of the various disciplines that we have.

I think the answer to the question on the event was around $5 million.

Mr. Ginocchio

Great, thank you.

Mr. Roth

You're welcome.

Operator

Craig Huber of Lehman Brothers, you may ask your question.

Craig Huber, Analyst, Lehman Brothers

Yes. Good morning, I want to use a baseball analogy for my first question.

Mr. Roth

Thank you, Craig.

Mr. Huber

Mike and Frank, as you think, first off, as you think about your top line here, in a nine inning game, what inning do you think you are in trying to turn around the revenues here? And I have the same question on the cost side. How far along do you think are you on cleaning up the costs?

Mr. Roth

Well, you know, obviously 2008 is our goal. So if you want to use 2008 as the period when the game is over — which it's not, by the way, but obviously that's where we're driving towards — I'd have to say we're in the fifth or sixth inning on the revenue side and we've got some work to go on the expense side.

Mr. Mergenthaler

I think we're further along on the O&G side in the game. And salaries, you know, salaries is, it's still a challenge, because we continue to invest behind talent to grow our top line, and we're aggressively going after non-client-related salary cost, and we've made progress there as we've moved forward in some of our key initiatives. We're seeing our global controllership function reduced by over 10% year-on-year as a result of the controls improvement and some of the systems fixes we've done. But again, it is a tough challenge, but we're definitely making progress.

Mr. Huber

Okay. And then if you just jump over to Europe for a second. You mentioned ongoing issues with Lowe over there and Draftfcb. I mean, given the seven plus years of problems over at Lowe — I know you have a new management team there — can you just express to us when you think you're going to get stable revenues over there and stable profits?

Mr. Roth

Well, I think it's stable. I think we've said that one of the things we wanted to do was make sure with the talent that we're bringing in that the Lowe environment is stable, and I think Steve and his entire management team and the great talent that we've added in New York and in Europe has, in fact, stabilized the business.

The issue for us now is growing that business and we certainly have the offering now. I think the creative work is as good if not better than ever. We see it in the wins that Lowe is getting on the creative side. I see it with meetings with clients that I've had recently where they constantly are talking about the work that we're seeing out of Lowe.

So they have all of the fundamentals in place now in terms of talent and the offering, and they're being invited into pitches. They're winning some and I think, you know, it's a turnaround. Just like we've said before. But it's one that we're committed to and we're watching it very carefully. Whenever you have a turnaround like IPG is in, there are certain components that are part of that turnaround story and clearly, Lowe is one of them. And I think the investment we made in Lowe is starting to pay out in terms of the stability and the offerings that they have, and we watch it very carefully. I think I told you, as well as everyone else, that we constantly look at this and make sure that they're on track in terms of the turnaround and that's what we're doing.

Mr. Huber

How pivotal as you look out to 2008 are both Draftfcb and Lowe to hitting your publicly stated goal of organic revenue growth and margins?

Mr. Roth

Well let me — there's a distinction between Draftfcb and Lowe. I mean I think Draftfcb, obviously —

Mr. Huber

In Europe.

Mr. Roth

In Europe Draftfcb I think is going through some merger pains, if you will. And their offering has always been something — one of the reasons we did the Draftfcb merger was to give Draft a more powerful offering in Europe through FCB. So, that one, I think, is a timing issue, and we're paying a fair amount of attention to it.

Lowe, I think both of them are pivotal to our turnaround. And I think Lowe is the one that can have the most dramatic impact once they start showing traction.

But Draftfcb in Europe is a small component of the overall Draftfcb and, obviously, we're very pleased with what Draftfcb is doing everywhere else.

Mr. Huber

Thank you.

Mr. Roth

You're welcome.

Operator

Brian Shipman of UBS, you may ask your question.

Brian Shipman, Analyst, UBS

Thanks. Good morning.

Wondering if you guys could expand on what you're seeing in Asia Pacific given the weaker performance there and given that it's such an important market longer term for you?

And then to go back, I guess, to the salary expense line. Not to beat a dead horse, but, recognizing the personnel investments you've made and the one-time items you mentioned, I'm still surprised salaries was up so significantly year-over-year even excluding those issues. Can you get a little more specific about how you expect to see that expense line perform the rest of the year? Really, why should we feel confident that we won't be surprised there again in the ensuing quarters?

Mr. Roth

They're both fair questions. Let me address the Asia Pac.

We're seeing improvement in China and we're seeing improvement in India. Now I think as I indicated in my remarks, we have a very powerful offering in India, and we expect that to continue. In China, the Worldgroup, which is our biggest unit there, is showing positive results, and we are investing both with respect to Lowe and our marketing service companies in China, and we expect to see improvement there as well.

It's a fair question on the salary number. We're very much focused on it. Our current operating plan shows an improvement in it versus what you're seeing right now. We're committed to it. We test this all the time in terms of our operating reviews. And right now, I think it's a fair question and we have to of prove that we're able to do that, and I think what you're going to have to watch is how it unfolds for the rest of the year.

But right now, the one-time items that Frank mentioned in terms of the amortization and the equity-based compensation is a significant part of it. But obviously the staff cost ratio is a function of revenue as well as costs, and as our revenue increases and as we stay focused on our staff cost profile, we’ll see the improvement.

The other thing is we do have some new business wins that we've added some staff costs early on, ahead of the revenue. So I think that'll have an impact as well.

Mr. Mergenthaler

And Brian, it's worth mentioning we've had a number of initiatives that we are confident will yield some returns in the area of controls, and tools around client profitability, and systems. As we make progress against those initiatives, we're looking at all of the headcount that surrounds those respective processes and we're aggressively going after them. But it's definitely a work in progress. But as Michael pointed out, it's something that, for the next three quarters we need to make more traction against.

Mr. Shipman

Okay. Thank you.

Mr. Roth

You know, we're still — and I think it's important — we're still committed to the 2008 numbers that we put out there, and we believe we're on track to achieve that. And we can't achieve it unless we get those numbers in line, so our confidence, by when we say that, is that we'll get there.

Mr. Shipman

Okay, thank you, Michael.

Mr. Roth

You're welcome.

Operator

William Bird of Citigroup, you may ask your question.

William Bird, Analyst, Citigroup

Yes, I was wondering if you could just clarify your comments on the $17 million incentive comp accrual. Is it, in effect, recurring, and are you calling it out because it wasn't in the year-ago quarter? And also I was wondering how much the timing of your '05 and '06 audit activity influenced expenses? Thank you.

Mr. Mergenthaler

Of the $17 million, there's about 5 of it that's not recurring. The remainder we're calling out because it relates to a grant that was made in Q2 '06 that was not in the prior first quarter of '06. That's why you're seeing a year-on-year change.

And on the audit timing, the audit timing is relatively consistent year-on-year. And what we saw in the dramatic reduction in fees this year related to the audit was the progress we've made in our Sarbanes-Oxley work and the amount of detailed testing that in the prior year, we relied on outside advisors to do and this year we did it ourselves.

Mr. Bird

Thanks. And just one final. Were there any vendor credit reserve reversals in the quarter? Thank you.

Mr. Mergenthaler

There was. It was less than $20 million. And again, we're down to — we've dealt with all of our major clients. We're down to the mid-tier clients. So the tail on this gets longer and we continue to work to unwind the liabilities we've established.

Mr. Roth

Let me clarify that. When we say reversal — these were payments charged against the reserve. It wasn't that we reversed the reserve into income.

Mr. Mergenthaler

Yes.

Mr. Roth

A little accounting background.

Mr. Bird

So just to clarify, you're saying there was no income statement impact?

Mr. Mergenthaler

Right.

Mr. Bird

Okay, thank you very much.

Operator

Karl Choi of Merrill Lynch, you may ask your question.

Karl Choi, Analyst, Merrill Lynch

Hi. A couple of questions.

First one is, Frank, could you give us a headcount, whether it's the absolute amount or year-over-year change or at the end of the quarter?

And second is, I know you don't like to disclose the new business figures anymore, but is there a way to quantify based on the business that you have won on a net basis over the last, say, six months, what kind of revenue growth do you think they will contribute for the year?

Mr. Mergenthaler

We're about 42,000 — 41,968 to be exact — in the quarter, which is roughly flat from 12/31/06.

Mr. Roth

And on the new business, we don't quantify that for obviously a host of reasons, not the least of which our clients don't want us to quantify it. So we — obviously we're net positive and when we talk about our operating plans and so on, it's all built into that.

Mr. Choi

And one last question.

Regarding the net amount of divestitures and acquisitions with some stepped up activities here in terms of acquisition, Frank, what is sort of a good number to use as a run rate for the rest of the year in terms of net impact of divestitures and acquisitions based on what you've done?

Mr. Mergenthaler

We haven't disclosed an amount. We had one transaction in Q1 which we closed related to a Brazilian creative team. That was part of Lowe. As Michael had indicated, we're looking at potentially doing some things in India with our existing partners, but we haven't disclosed a year net acquisition number.

Mr. Roth

And the Reprise acquisition will be in the second quarter, and that one we don't disclose the amount either.

Mr. Choi

Thanks.

Mr. Roth

You're welcome.

Operator

Troy Mastin of William Blair & Company, you may ask your question.

Troy Mastin, Analyst, William Blair & Company

Thank you. Good morning.

Mr. Roth

Good morning.

Mr. Mastin

I'm curious about the Reprise acquisition, how that's going to be integrated into the company and the wins you've seen so far in the area of search that have come from existing clients. Have they come primarily from competitors, or have they come as a form of new spending with your existing clients?

Mr. Roth

Well, first of all, some of the clients were existing clients already so they, obviously, that was part of our attraction to Reprise. We also see an increased spend in some existing clients as well as their first being introduced to a number of non-existing clients for them. So I think it's going to be both, but initially it's an increased spend from our existing clients that we're looking at.

Mr. Mastin

Are those clients moving spending from other providers or is this new?

Mr. Mergenthaler

Yes.

Mr. Mastin

Yes, okay.

Mr. Mergenthaler

And from integration perspective, Troy, Reprise, as Michael pointed out, had some common clients with Interpublic to begin with, and we're very active in introducing them to all of our major clients.

Mr. Mastin

And Reprise will act as the —

Mr. Roth

Let me explain how that's going to work. Rather than putting Reprise into one single network, we wanted to make sure that Reprise will be available to all of the various networks at IPG. So we put them in the Futures Group of IPG, which is sort of a Switzerland in terms of unique offerings and new offerings and, therefore, one of the key aspects of our negotiations with them was they wanted to make sure that they will have access to all the different networks and agencies of IPG. So that's why it is structured that way. And that's working out well, and we've had a demand from all of our networks to have them come in.

Mr. Mastin

And then I wanted to ask about staff availability. Could you characterize the competition for talent at various levels within the organization? So management all the way down to some of the line folks, and then perhaps by discipline, as well?

Mr. Roth

I think we've gotten the bulk of our senior changes in place. Digital staffing is obviously a difficult thing. We have had success both at Universal McCann as well as our operating units to bring in some digital expertise, but that is the most competitive right now. But we are seeing availability and, you know, obviously that's a hot area, so everyone's chasing the same people.

Mr. Mastin

Has it gotten increasingly competitive?

Mr. Roth

Oh, sure, absolutely. Just to put it in perspective, we — one of the things when I came on board and we started putting together our new management team, we have 125 of our senior roles throughout the Company have basically — if you will — if you look at that total, 60% of them have changed over and a significant amount of them have been from the outside.

So I think one of the issues I had said early on in the turnaround was that we had to bring in new talent, and we've been very successful in doing that and they've had an impact, obviously. When you get down to the lower levels, in the digital area in particular, we're seeing a very competitive environment.

Mr. Mastin

Okay. Thank you.

Mr. Roth

You're welcome.

Operator

Steven Barlow of Prudential Equity Group, you may ask your question.

Steven Barlow, Analyst, Prudential Equity Group

Sure. To follow-up on Troy's question — Is there a way to sort of figure out what the inflation is, so to speak, on the new talent? If you have a creative manager of an account leave, how much more does it cost you to replace the person with similar capabilities?

Mr. Roth

You know, what we do is we go through a process of competitive salary ranges. We use outside consultants. So they're all still within the range. I'd say they're on the high end of the range. There's no specific quantification that we can point to. Each one is a level of seniority is relevant, degree of expertise and experience obviously. But they still have to be within the range of competitiveness. We're not going out —

I know one of the concerns has always been as we're going through our turnaround that we had to pay up to recruit. The fact is we still maintain a competitive salary cost in terms of recruiting, and one of the exciting parts of joining IPG is that we are involved in a turnaround. People can make a difference, and it's exciting to see the improvement. And part of the equity-linked compensation that you, that Frank was talking about and you've been asking questions about, is one of the tools we use for recruiting and obviously the opportunity there is it's attractive to new recruits as well.

Mr. Barlow

Okay.

And then switching subjects, is there a way to quantify the amount of your digital revenue as a percent of the total?

Mr. Roth

You know, that question — I think in the early stages, that question was, you know, one that everyone was grasping with to try to find an answer. The answer is everybody is involved in digital. Every offering we have through every agency involves digital. If you're not talking digital to your clients, you're not talking to them at all. So I think eventually what you see is 100% of our business is related to digital. And in fact, we were talking internally about that. You know, you have your breakdown between marketing services and traditional advertising. That’s usually been the question. And in our case, that’s 43% and 57% traditional. But if you drill into the digital aspect of it, I think you'll see every offering in every one of our agencies has to be digital-related. So you can't really call it out the way we thought you can do it early on.

Mr. Barlow

And then back to continental Europe here — I'm trying to see how I can forecast that a bit going forward in terms of lower spending. Is it a timing of lower spending or should we look for something in the same range here of 5% or 6% on organic in Europe looking ahead, or do you have some account wins that you know will lower that number but you'll still be negative for the year?

Mr. Roth

Well, I don't think — we don't expect to see it down that much on a year basis, and I think it's somewhat timing. And again, as I said, the base is pretty small, so therefore, one or two clients can have an impact. So we look for that to level off throughout the rest of the year.

Mr. Mergenthaler

Steve, we don't expect it to be negative for the year.

Mr. Barlow

Good. That's a good start from minus six. Zero is a hell of a lot better.

Mr. Roth

You bet.

Mr. Barlow

Thanks.

Operator

That concludes our question-and-answer session of the call.

Mr. Roth

Well, great, I thank everybody. Questions were very relevant and obviously this is the first quarter, we've got a lot to go in terms of the rest of the year. We appreciate your support and look forward to talking to you again soon. Thank you very much.